Reed’s, Inc. Announces New CEO

Val Stalowir Named Chief Executive Officer and

Joins Board of Directors

Stefan Freeman Named Chief Operating Officer

LOS ANGELES, July 5, 2017 – Reed’s Inc. (NYSE-MKT: REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages today named Val Stalowir, Chief Executive Officer (CEO). In conjunction with his appointment as CEO Mr. Stalowir will also serve on the Company’s Board of Directors.

A 25-year veteran of the food and beverage industry, Mr. Stalowir has a proven track record of driving accelerated growth and building category-leading brands. He has helped steer the growth and development of large global brands at Quaker Oats, Coca-Cola and Yum! Brands in addition to more emerging consumer brands that include Boylan Bottling, Detour Bar and Zola Acai. Mr. Stalowir brings to Reed’s extensive leadership experience in sales, marketing, new product development and operations. His career also includes leading brand expansion into international markets as well as private equity experience with a focus on the food and beverage sectors.

Reed’s, Inc., Chairman of the Board John Bello stated, “I have known Val for years, he is a talented leader with deep experience in the beverage industry. He brings a clear vision for how to grow Reed’s valuable portfolio of brands balanced with the operational leadership to deliver that growth profitably.” Mr. Bello added, “Chris Reed and I have a strong vision for Reed’s as a premier sales and marketing Company and we’re closely aligned with Val on the critical steps that need to be taken to capture the Company’s significant upside and realize its full potential. We are confident that Val and his team will successfully drive growth, improved operational efficiencies and profitability, that we believe will, in turn, deliver increased shareholder value. The board looks forward to working closely with Val and supporting his efforts to build category winning brands.”

Mr. Stalowir said, “I am honored to be joining the Reed’s team and to work with John Bello and Reed’s Founder and Chief Innovation Officer Chris Reed who have both pioneered iconic beverage brands in growing categories. I am excited to take the helm of this great Company and to be given the opportunity to take the Reed’s and Virgil’s brands to higher levels of growth and profitability.”

Mr. Stalowir continued, “Chris has been brewing the ultimate ginger beer for more than 25 years. Many entrants into the ginger beer category have been unsuccessful in their attempts to deliver the authentic and intense ginger beer experience that comes from Reed’s proprietary processes of brewing fresh ginger root. There is a very good reason why Reed’s is America’s #1 selling ginger beer. We believe that there are also powerful consumer trends that will help propel the growth of the Reed’s brand portfolio including increased consumption of ginger as a recognized superfood, the growing use of ginger beer in today’s popular cocktail drinks and consumers increased demand for higher quality, all-natural handcrafted beverages. The Virgil’s line of award-winning beverages will also benefit from this trend of accelerated consumer adoption of all natural, premium beverages which is currently driving the impressive growth rates in the craft soda category.”

The Company also announced today that Stefan Freeman, who has been on the Board of Directors since late last year and had served as Interim CEO since April 2017, would continue with the company in the role of Chief Operating Officer (COO).

Mr. Bello said, “On behalf of the Board of Directors, I would like to thank Stefan for leading the company during the interim period while we conducted our thorough search for a permanent CEO. I’m very pleased Stefan has agreed to drive the day to day operations as the COO reporting to Val.”

About Reed’s, Inc.

Established in 1989, Reed’s has sold over 500 million bottles of its category winning hand- brewed craft beverages. Reed’s is America’s #1 selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. The Company is the maker of some of the best-selling all natural, handcrafted beverages in the natural and specialty foods channel. Reed’s portfolio is sold in over 15,000 natural, specialty and mainstream supermarkets nationwide. Additionally, Reed’s products are sold through an estimated 40,000 accounts within the drug, club, mass, and convenience store channels as well as on-premise accounts that include bars and restaurants nationwide. The Reed’s and Virgil’s brands can also be found in a growing number of international markets. Its seven award-winning non-alcoholic Ginger Brews are unique in the beverage industry. Reed’s Ginger Brews are hand brewed, not formulated and use more than a million pounds of fresh ginger combined with spices and fruit juices every year. Reed’s Ginger Brews deliver a delicious and intense ginger bite and burn that can only come from fresh ginger root. The Company applied its same handcrafted brewed approach and focus on high quality ingredients to its award-winning Virgil’s Root Beer. The Virgil’s line of all natural, handcrafted beverages is the top-selling craft soda in the natural food channel and is considered to be one of the leading brands within the fast-growing craft soda category.

For more information about Reed’s, Inc., please visit the Company’s website at: www.reedsinc.com or call 1-800-99-REEDS.

Follow Reed’s on Twitter at http://twitter.com/reedsgingerbrew

Visit Reed’s Facebook Fan Page at https://www.facebook.com/ReedsGingerBrew

SAFE HARBOR STATEMENT

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:

Investor Relations

Reed’s Inc.

(800) 997-3337 ext.17

email: investors@reedsinc.com